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                                                                    EXHIBIT 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the reference to our firm under the caption "Experts" and to the use of our respective reports (such reports are listed below) , with respect to the financial statements of Meridian Industrial Trust, Inc., the historical combined financial statements of the Merged Trusts, the statement of revenue and certain expenses of the Trust 83 Properties, and the combined statement of revenue and certain expenses of the Three Acquired Properties, each included in the Registration Statement and the related Prospectus of Meridian Industrial Trust, Inc. on Form S-11 filed with the Securities Exchange Commission on or about October 28, 1996. A summary of the reports referred to above is as follows:

     - Meridian Industrial Trust, Inc. as of and for the period ended December 31, 1995; report of independent public accountants dated February 23,1996.

     - Merged Trusts Historical Combined as of and for the period from January 1, 1996 to February 23, 1996, and as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995; report of independent public accountants dated May 27, 1996.

     - Three Acquired Properties for the year ended December 31, 1995; report of independent public accountants dated October 28, 1996.

     - Trust 83 Properties for each of the three years in the period ended December 31, 1995; report of independent public accountants dated February 23,1996.




                                                             ARTHUR ANDERSEN LLP

San Francisco, California
October 28, 1996